UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   MULFORD, RAND P.
   2178 Caminito Del Barco
   Del Mar, CA  92014
2. Date of Event Requiring Statement (Month/Day/Year)
   4/12/00
3. IRS Identification Number of Reporting Person, if an entity (voluntary)

4. Issuer Name and Ticker or Trading Symbol
   ZYMETX, INC. ZMTX
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (x) Director  ( ) 10% Owner ( ) Officer (give title below)
   ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check applicable line)
   (x) Form Filed by One Reporting Person
   ( ) Form Filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
COMMON STOCK, par value $.001              |0                     |                |                                               |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Beneficially Owned                                                                              |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship:        |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|
Non-Qualified Stock     |11/17/99 |         |COMMON STOCK, par value|25000    |2.063     |D            |                           |
Options 11-99           |[1]      |         |$.001                  |         |          |             |                           |
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Non-Qualified Stock     |4/12/00  |         |COMMON STOCK, par value|25000    |2.875     |D            |                           |
Options 4-00            |[2]      |         |$.001                  |         |          |             |                           |
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
Explanation of Responses:
1. Issued under ZymeTx Consultant Stock Option Plan. Vests at a rate of 50% on November 17, 1999, and 50% on November 17, 2000, subject to approval of Plan option allocation at the November 2000 Shareholders Meeting.
2. Issued under the ZymeTx Directors Stock Option Plan. Vests at a rate of 33.3% per year on April 12, 2001, April 12, 2002, and April 12, 2003.

/s/ Rand P. Mulford
SIGNATURE OF REPORTING PERSON
/Signature/

DATE
4/24/00